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                                                                    EXHIBIT 23.4


                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

         As independent petroleum engineers, Williamson Petroleum Consultants, Inc. hereby consents to the use of our report entitled, "Review of Estimates Prepared by Vista Energy Resources, Inc. of Oil and Gas Reserves and Associated Future Net Revenues of the Major-Value Properties to the Interests of Vista Energy Resources, Inc. Effective October 1, 1999 For Disclosure to the Securities and Exchange Commission, Williamson Project 9.8758" dated November 15, 1999, with respect to Vista Energy Resources, Inc. and to all references to our firm included in or made part of this Registration Statement on Form S-4 of Vista Energy Resources, Inc. to be filed with the Securities and Exchange Commission on or about December 9, 1999.


                                     /s/ Williamson Petroleum Consultants, Inc.

                                     WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

December 9, 1999